Certificate of Registration of a Company

ASIC
Australian Securities & Investments Commission

This is to certify that

APPLE ISPORTS AUSTRALIA PTY LTD

Australian Company Number 655 174 280

is a registered company under the Corporations Act 2001 and is taken to be registered in Victoria.

The company **is limited by shares.**

The company is a **proprietary** company.

The day of commencement of registration is
the ninth day of November 2021.

CERTIFICATE

Issued by the
Australian Securities and Investments Commission
on this ninth day of November, 2021.

Joseph Longo
Chair